                                                                    EXHIBIT 10.6

                                                                  Execution Copy

            PIPELINES AND TERMINALS STORAGE AND THROUGHPUT AGREEMENT

     This Pipelines and Terminals Storage and Throughput Agreement (this "Agreement") is dated as of February 8, 2002, by and among Sunoco, Inc. (R&M), a Pennsylvania corporation ("Sunoco R&M"), Sunoco Logistics Partners L.P., a Delaware limited partnership (the "Partnership"), Sunoco Logistics Partners Operations L.P., a Delaware limited partnership (the "Operating Partnership"), Sunoco Partners LLC, a Pennsylvania limited liability company (the "General Partner"), Sunoco Partners Marketing & Terminals L.P., a Texas limited partnership ("Sunoco Marketing"), Sunoco Pipeline L.P., a Texas limited partnership ("Sunoco Pipeline"), Sunoco Logistics Partners GP LLC, a Delaware limited liability company ("Sunoco LLC"), and Sunoco Logistics Partners Operations GP LLC, a Delaware limited liability company ("Sunoco Operations LLC" and, together with the Partnership, the Operating Partnership, the General Partner, Sunoco Marketing, Sunoco Pipeline and Sunoco LLC, the "Partnership Entities").

                                    RECITALS:

     WHEREAS, as of the date hereof, by virtue of its indirect ownership interests in the Partnership Group (as defined below), Sunoco R&M has an economic interest in the financial and commercial success of the Partnership Group;

     WHEREAS, the Partnership Group is substantially dependent upon Sunoco R&M for the volumes of Crude Oil (as defined below) and Refined Products (as defined below) transported through the Partnership Group's pipelines and handled at the Partnership Group's terminals such that a significant reduction in Sunoco R&M's use of the Partnership Group's services to transport and handle the Crude Oil and Refined Products would likely result in a correspondingly significant reduction in the financial and commercial success of the Partnership Group; and

     WHEREAS, Sunoco R&M and the Partnership Entities desire to enter into this Agreement.

     NOW, THEREFORE, in consideration of the covenants and obligations contained herein, the parties to this Agreement hereby agree as follows:

     Section 1. Definitions
                -----------

     Capitalized terms used throughout this Agreement and not otherwise defined herein shall have the meanings set forth below.

     "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question, excluding, in the case of Sunoco R&M, the Partnership Group Members.

     "Applicable Law" means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, agreement, requirement, or other governmental restriction or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued under any of the foregoing by, or any determination by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect

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and in each case as amended (including, without limitation, all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question.

     "Arbitrable Dispute" means any and all disputes, Claims, counterclaims, demands, causes of action, controversies and other matters in question between any of the Partnership Entities, on the one hand, and Sunoco R&M, on the other hand, arising out of or relating to this Agreement or the alleged breach hereof, or in any way relating to the subject matter of this Agreement or the relationship between any of the Partnership Entities, on the one hand, and Sunoco R&M, on the other hand, created by this Agreement regardless of whether
(a) allegedly extra-contractual in nature, (b) sounding in contract, tort or otherwise, (c) provided for by Applicable Law or otherwise or (d) seeking damages or any other relief, whether at law, in equity or otherwise.

     "bpd" means barrels per day.

     "Claim" means any existing or threatened future claim, demand, suit, action, investigation, proceeding, governmental action or cause of action of any kind or character (in each case, whether civil, criminal, investigative or administrative), known or unknown, under any theory, including those based on theories of contract, tort, statutory liability, strict liability, employer liability, premises liability, products liability, breach of warranty or malpractice.

     "Closing Date" means the date of the closing of the Partnership's initial public offering of Common Units.

     "Common Units" has the meaning set forth in the Partnership Agreement.

     "Contract Year" means a year that commences on March 1 and ends on the last day of February, except that for purposes of Section 2(a)(iii), "Contract Year" means a year that commences on April 1 and ends on March 31.

     "Control" (including with correlative meaning, the term "controlled by") means, as used with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     "Controlled Affiliates" means with respect to any Person, any other Person that directly or indirectly through one or more intermediaries is controlled by such Person, excluding, in the case of Sunoco R&M, the Partnership Group Members.

     "Crude Oil" means crude oil and other refinery feedstocks.

     "Crude Oil Pipelines" means the pipelines described on Exhibit A attached
                                                            ---------
hereto.

     "Deficiency Notice" has the meaning set forth in Section 8(a).

     "Deficiency Payment" has the meaning set forth in Section 8(a).

     "FERC" means the United States Federal Energy Regulatory Commission.

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     "Force Majeure" means acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, storms, floods, washouts, arrests, the order of any court or Governmental Authority having jurisdiction while the same is in force and effect, civil disturbances, explosions, breakage, accident to machinery, storage tanks or lines of pipe, inability to obtain or unavoidable delay in obtaining material, equipment, right of way easements, franchises, or permits, and any other causes whether of the kind herein enumerated or otherwise not reasonably within the control of the party claiming suspension and which by the exercise of due diligence such party is unable to prevent or overcome.

     "Fort Mifflin Terminal Complex" means the storage tanks, ship docks and pipelines located near Philadelphia, Pennsylvania as described on Exhibit B
                                                                  ---------
attached hereto.

     "Governmental Authority" means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

     "Inkster Terminal" means the storage facility near Detroit, Michigan as described on Exhibit C attached hereto.
             ---------

     "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's Investors Service, Inc. or BBB- (or the equivalent) by Standard & Poor's Ratings Services or Fitch, Inc.

     "Limited Partner" has the meaning set forth in the Partnership Agreement.

     "Marcus Hook Refinery" means the refinery owned by Sunoco R&M or its Controlled Affiliates in Marcus Hook, Pennsylvania.

     "Marcus Hook Tank Farm" means the tanks and pipelines located near Marcus Hook, Pennsylvania as described on Exhibit D attached hereto.
                                   ---------

     "Partnership Agreement" means the First Amended and Restated Agreement of Limited Partnership of Sunoco Logistics Partners L.P., as it may be amended from time to time.

     "Partnership Group" means the Partnership, the Operating Partnership and any Subsidiary of any such Person, treated as a single consolidated entity.

     "Partnership Group Member" means any member of the Partnership Group.

     "Person" means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

     "Philadelphia Refinery" means the refinery owned by Sunoco R&M or its Controlled Affiliates in Philadelphia, Pennsylvania.

     "Prime Rate" means the prime rate per annum established by Bank of America, N.A., or if Bank of America, N.A. no longer establishes a prime rate for any reason, the prime rate per annum established by the largest U.S. bank measured by deposits from time to time as its base rate on corporate loans, automatically fluctuating upward or downward with each announcement of such prime rate.

     "Refined Products" means gasoline, diesel fuel, jet fuel, kerosene, heating oil, distillates, transmix, liquefied petroleum gas, natural gas liquids, blend stocks, ethanol, xylene, toluene and petrochemical feedstocks.

     "Refined Product Pipelines" means the pipelines described on Exhibit E
                                                                  ---------
attached hereto.

     "Refined Product Terminals" means the terminals described on Exhibit F
                                                                  ---------
attached hereto.

     "Refineries" means, collectively, the Marcus Hook Refinery, the Philadelphia Refinery, the Toledo Refinery and the Tulsa Refinery.

     "Refund" has the meaning set forth in Section 8(c).

     "Subsidiary" means with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or
(ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

     "Toledo Refinery" means the refinery owned by Sunoco R&M or its Controlled Affiliates in Toledo, Ohio.

     "Tulsa Refinery" means the refinery owned by Sunoco R&M or its Controlled Affiliates in Tulsa, Oklahoma.

     "VLCC" means a vessel that is in the class of Very Large Crude Carrier, as that term is used in the shipping industry.

     Section 2. Agreement to Use Services Relating to Pipelines and Terminals.
                -------------------------------------------------------------

     The parties are entering into this Agreement that sets forth a commercial arrangement consistent with historical business transactions between Sunoco R&M and the predecessor to the Partnership Group as well as the objectives of the parties. The parties intend to be strictly bound

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by the commercial terms set forth in this Agreement, which set forth certain minimum throughput and revenue commitments on the part of Sunoco R&M and require the Partnership Group to provide certain services to Sunoco R&M. The principal objective of the Partnership Group is for Sunoco to meet or exceed its minimum commitments. The principal objective of Sunoco R&M is for the Partnership Group to provide services to Sunoco R&M in a manner that enables Sunoco R&M to operate its assets in a manner consistent with the historical course of dealing between the parties in which Sunoco R&M has been the principal user of the Crude Oil Pipelines, the Refined Product Pipelines, the Fort Mifflin Terminal Complex, the Inkster Terminal, the Marcus Hook Tank Farm and the Refined Product Terminals. This Agreement does not set forth every aspect of the commercial relationship between the parties, and the Agreement is not intended to anticipate all changes in business conditions or other circumstances that may occur during the term. Where precise terms are not included, where there are ambiguities, where circumstances have changed, or in circumstances that the parties did not anticipate, this Agreement should be interpreted in a manner that achieves the principal objectives of both parties. Where it is not possible to completely achieve the principal objectives of both parties, this Agreement should be interpreted in a manner that as closely as reasonably possible achieves the principal objectives of both parties.

     (a) Storage and Throughput Commitment. During the term of this Agreement
         ---------------------------------
and subject to the terms and conditions of this Agreement, Sunoco R&M agrees as follows:

          (i) Refined Product Pipelines and Refined Product Terminals.
              -------------------------------------------------------

               (A) Subject to Section 3, for a term of five Contract Years commencing on March 1, 2002, Sunoco R&M will, and will cause its Controlled Affiliates to, transport on the Refined Product Pipelines and throughput in the Refined Product Terminals an amount of Refined Products that will produce revenue to the Partnership Group in an amount at least equal to the amount set forth below next to each Contract Year.

Contract Year                        Amount
-------------                        ------
 Commencing
 ----------

March 1, 2002                     $75,000,000

March 1, 2003                      76,252,500

March 1, 2004                      77,525,917

March 1, 2005                      78,820,600

March 1, 2006                      80,136,904

               (B) Subject to Section 3, Sunoco R&M will, and will cause its Controlled Affiliates to, transport on the Refined Product Pipelines an amount of Refined Products that will produce at least $54,316,793 million of revenue to the

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          Partnership Group during the Contract Year commencing on March 1,
          2007, and at least $55,223,884 million of revenue to the Partnership Group during the Contract Year commencing on March 1, 2008.

               (C) The applicable tariffs and charges for transporting and throughputting the Refined Products under this Section 2(a)(i) are set forth on the throughput fee schedule attached hereto as Exhibit G.
                                                                  ---------

               (D) If Sunoco R&M is unable for a period of time to transport on the Refined Product Pipelines the volumes of Refined Products required to meet its revenue obligations under Section 2(a)(i)(A) and Section 2(a)(i)(B) as a result of the Partnership Group's operational difficulties, prorationing or difficulties with pipeline connections, then upon written notice by Sunoco R&M to the Partnership Group, Sunoco R&M's obligations under this Section 2(a)(i) will be reduced for such period of time by the volumes of Refined Products that Sunoco R&M and its Controlled Affiliates are unable to transport on the Refined Product Pipelines as a result of the Partnership Group's operational difficulties, prorationing or difficulties with pipeline connections.

          (ii) Marcus Hook Tank Farm.
               ---------------------

               (A) Subject to Section 3, for a term of five Contract Years commencing on March 1, 2002, Sunoco R&M will, and will cause its Controlled Affiliates to, deliver an average of at least 130,000 bpd of Refined Products to the Marcus Hook Tank Farm per Contract Year.

               (B) Sunoco R&M and its Controlled Affiliates will pay the Partnership Group a fee of $0.1627 per barrel for the first 130,000 bpd received at the Marcus Hook Tank Farm and $0.0813 per barrel for volumes in excess of 130,000 bpd received at the Marcus Hook Tank Farm. These per barrel fees will escalate at the rate of 1.67% (rounded to the nearest one-hundredth of one cent) on January 1 of each year commencing January 1, 2003.

               (C) The per barrel fees payable under Section 2(a)(ii)(B) for a given month shall be based on an average of the number of barrels received during the entire month from Sunoco R&M and its Controlled Affiliates. Sunoco R&M and its Controlled Affiliates shall not be entitled to pay the lower per barrel fee under Section 2(a)(ii)(B) in any month in a given Contract Year until Sunoco R&M and its Controlled Affiliates have paid the higher per barrel fee under Section 2(a)(ii)(B) for an average of 130,000 bpd for each prior month in that Contract Year. Examples of this monthly calculation are set forth on Exhibit H attached hereto.
          ---------

               (D) The Partnership Group may have one tank at the Marcus Hook Tank Farm out of service at a time for maintenance purposes.

          (iii) Inkster Terminal.
                ----------------

               (A) Subject to Section 3, for a term of seven Contract Years commencing April 1, 2002, the Partnership Group will provide storage services to Sunoco R&M to store up to 975,734 barrels of liquefied petroleum gas at the Inkster Terminal.

               (B) Sunoco R&M will pay the Partnership Group an annual fee of $2.04 per barrel of storage capacity made available to Sunoco R&M at the Inkster Terminal, a fee of $0.204 per barrel for receipts at the Inkster Terminal greater than 975,734 barrels per Contract Year and a fee of $0.204 per barrel for deliveries from the Inkster Terminal greater than 975,734 barrels per Contract Year. The annual and per barrel fees will escalate at the rate of 1.875% (rounded to the nearest one-tenth of one cent) on January 1 of each year commencing January 1, 2003. Mercaptan and Mercaptan injection at the transport loading facility are included in these fees. The fees payable under this Section 2(a)(iii) will be paid in monthly installments in accordance with Section 2(i) of this Agreement.

               (C) The Partnership Group may have one storage cavern at the Inkster Terminal out of service for up to 60 days in each Contract Year.

          (iv) Fort Mifflin Terminal Complex.
               -----------------------------

               (A) Subject to Section 3, for a term of seven Contract Years commencing on March 1, 2002, Sunoco R&M will, and will cause its Controlled Affiliates to, deliver an average of at least 290,000 bpd of Crude Oil or Refined Products to the Fort Mifflin Terminal Complex per Contract Year.

               (B) Sunoco R&M and its Controlled Affiliates will pay the Partnership Group a fee of $0.1627 per barrel for the first 180,000 bpd received at the Fort Mifflin Terminal Complex and $0.0813 per barrel for volumes in excess of 180,000 bpd received at the Fort Mifflin Terminal Complex. These per barrel fees will escalate at the rate of 1.67% (rounded to the nearest one-hundredth of one cent) on January 1 of each year commencing January 1, 2003.

               (C) The per barrel fees payable under Section 2(a)(iv)(B) for a given month shall be based on an average of the number of barrels received during the entire month from Sunoco R&M and its Controlled Affiliates. Sunoco R&M and its Controlled Affiliates shall not be entitled to pay the lower per barrel fee under Section 2(a)(iv)(B) for any month in a given Contract Year until Sunoco R&M and its Controlled Affiliates have paid the higher per barrel fee under Section 2(a)(iv)(B) for an average of 180,000 bpd for each prior month in that Contract Year. Examples of this monthly calculation are set forth on Exhibit H attached hereto.
          ---------

               (D) For a term of seven Contract Years commencing on March 1, 2002, the Partnership Group will pay to Sunoco R&M, on a monthly basis, $1.00 for each barrel of Crude Oil offloaded from a VLCC at the Fort Mifflin Terminal Complex that is not delivered to, or for the benefit of, any refinery owned by Sunoco R&M and its Affiliates.

               (E) The Partnership Group may have one tank out of service at the Fort Mifflin Terminal Complex at a time for maintenance purposes.

          (v) Crude Oil Pipelines.
              -------------------

               (A) Subject to Section 3, for a term of seven Contract Years commencing on March 1, 2002, Sunoco R&M will, and will cause its Controlled Affiliates to, use or cause others to use the services of the Partnership Group to transport on the Crude Oil Pipelines at the published tariffs an average of not less than 140,000 bpd of Crude Oil per Contract Year, consisting of imported Crude Oil or Crude Oil originating in Michigan to be refined by the Toledo Refinery and Crude Oil to be refined by the Tulsa Refinery.

               (B) If Sunoco R&M is unable for a period of time to transport the volumes of Crude Oil required under Section 2(a)(v)(A) as a result of the Partnership Group's operational difficulties, prorationing or difficulties with pipeline connections, then upon written notice by Sunoco R&M to the Partnership Group, Sunoco R&M's obligations under this Section 2(a)(v) will be reduced for such period of time by the volumes of Crude Oil that Sunoco R&M and its Controlled Affiliates are unable to transport as a result of the Partnership Group's operational difficulties, prorationing or difficulties with pipeline connections.

               (C) The FERC tariff rates charged by the Partnership Group to Sunoco R&M and its Controlled Affiliates for the transportation of Crude Oil under Section 2(a)(v)(A) may not exceed the maximum allowable FERC rate under index pricing.

     (b) Rates Effective. Notwithstanding that the annual commitments of Sunoco
         ---------------
R&M will be determined on a Contract Year basis, the applicable fees, tariff rates and other charges provided for in this Agreement will become effective as of the date of this Agreement.

     (c) Obligations of the Partnership Group. During the term of this Agreement
         ------------------------------------
and subject to the terms and conditions of this Agreement, including Section 9(c), the Partnership Group agrees to own, operate and maintain the assets necessary to accept the deliveries from Sunoco R&M and its Controlled Affiliates and to provide the services required under this Agreement. To the extent that Sunoco R&M is entitled to an exception under Section 3 of this Agreement to its obligations under Sections 2(a)(ii), (iii) or (iv) of this Agreement, the corresponding obligations of the Partnership Group under this Section 2(c) will be proportionately reduced.

     (d) Ancillary Services. The Partnership Group will provide ancillary
         ------------------
services as have been provided historically, such as blending, tank sampling and tank-to-tank transfers, to Sunoco R&M and its Controlled Affiliates. The fees for such ancillary services are included in the fees established under this Agreement for services provided under Section 2(a). If any ancillary services are requested by Sunoco R&M and its Controlled Affiliates that are different in kind, scope or frequency from the ancillary services that have been historically provided, then the parties shall negotiate in good faith to determine the appropriate rates to be charged for such services.

     (e) Jointly Owned Assets. In any instance in which the Partnership Group
         --------------------
owns an interest in a pipeline or terminal jointly with other parties, the terms "Crude Oil Pipelines," "Refined Product Pipelines" and "Refined Product Terminals" when used in reference to such pipeline or terminal, as applicable, means only the ownership interest therein held by the Partnership Group. In any such instance, volumes transported or terminalled for Sunoco R&M and its Controlled Affiliates by or for the account of other owners of the pipeline or terminal shall not be considered as volumes transported in a Crude Oil Pipeline or a Refined Product Pipeline or terminalled through a Refined Product Terminal, as applicable, for purposes of determining whether Sunoco R&M's obligations have been met under this Agreement.

     (f) Jointly Owned Subsidiaries. In any instance in which a Subsidiary that
         --------------------------
is not directly or indirectly through one or more intermediaries, a wholly-owned Subsidiary of the Partnership owns a pipeline or terminal, the volumes deemed transported in a Crude Oil Pipeline or a Refined Product Pipeline or terminalled through a Refined Product Terminal, as applicable, by such Subsidiary shall be equal to the total volume transported on such pipeline or terminalled through such terminal multiplied by the direct or indirect ownership interest, on a percentage basis, of the Partnership in such Subsidiary.

     (g) Product Losses. With respect to the Marcus Hook Tank Farm, the Inkster
         --------------
Terminal, the Fort Mifflin Terminal Complex and the Refined Product Terminals, the Partnership Group will be responsible for all product losses, as determined on a quarterly basis, that are greater than one fourth of one percent of the product transported or throughput in accordance with this Section 2. The Partnership Group's responsibility for product losses on the Refined Product Pipelines and the Crude Oil Pipelines will be determined by the applicable tariffs.

     (h) Taxes. Sunoco R&M will, and will cause its Controlled Affiliates to,
         -----
pay all taxes, import duties, license fees and other charges by any Governmental Authority levied on the Refined Products or Crude Oil delivered by Sunoco R&M and its Controlled Affiliates for transportation or storage by the Partnership Group in the Refined Product Pipelines, Refined Product Terminals, the Marcus Hook Tank Farm, the Inkster Terminal, the Fort Mifflin Terminal Complex and the Crude Oil Pipelines (including, without limitation, charges by any Governmental Authority imposed on the transfer of Crude Oil from water borne carriers).

     (i) Timing of Payments. Sunoco R&M will, and will cause its Controlled
         ------------------
Affiliates to, make payments to the Partnership Group on a monthly basis during the term of this Agreement with respect to services rendered by the Partnership Group under this Agreement in the prior month. Payments not received by the Partnership Group on or prior to the applicable payment date will accrue interest at the Prime Rate from the applicable payment date until paid.

     (j) Notification of Utilization. When requested by the Partnership Group,
         ---------------------------
Sunoco R&M will provide to the Partnership Group written notification of Sunoco R&M's reasonable good faith estimate of its anticipated future utilization of the assets of the Partnership Group.

     (k) Scheduling of Product Movements. The Partnership Group will use its
         -------------------------------
reasonable commercial efforts to schedule Refined Products and Crude Oil movements and accept deliveries of Refined Products and Crude Oil hereunder in a manner that is consistent with the historical dealings between the parties, as such dealings may change from time to time.

     (l) Monthly Surcharge. If new laws or regulations are enacted that require
         -----------------
the Partnership Group to make substantial and unanticipated capital expenditures with respect to the Refined Products Terminals, the Marcus Hook Tank Farm, the Inkster Terminal or the Fort Mifflin Terminal Complex, the Partnership Group may impose a monthly surcharge to cover the cost of complying with these laws or regulations. Sunoco R&M and the Partnership Group shall use their reasonable commercial efforts to comply with these laws and regulations, and shall negotiate in good faith to mitigate the impact of these laws and regulations and to determine the level of the monthly surcharge. If Sunoco R&M and the Partnership Group are unable to agree on the level of the monthly surcharge, the Partnership Group will have the option to terminate this Agreement with respect to the affected asset.

     Section 3. Exceptions to Sunoco R&M's Obligations
                --------------------------------------

     (a) Shut Down or Reconfiguration of Refineries. Sunoco R&M must deliver to
         ------------------------------------------
the Partnership Group at least six months advance written notice of any planned shut down or reconfiguration (excluding planned maintenance turnarounds) of any Refinery or any portion of a Refinery. Sunoco R&M will use its commercially reasonable efforts to mitigate any reduction in revenues or throughput obligations under this Agreement that would result from such a shut down or reconfiguration. If Sunoco R&M shuts down or reconfigures any Refinery or any portion of a Refinery (excluding planned maintenance shutdowns) and Sunoco R&M reasonably believes in good faith that such shut down or reconfiguration will jeopardize its ability to satisfy its minimum revenue or throughput obligations under this Agreement, then within 90 days of the delivery of the written notice of the planned shut down or reconfiguration, Sunoco R&M shall (i) propose a new minimum revenue or throughput obligation, as the case may be, such that the ratio of the new minimum revenue or throughput obligations under this Agreement over the anticipated production level following the shut down or reconfiguration will be approximately equal to the ratio of the original minimum revenue or throughput obligations under this Agreement over the original production level and (ii) propose the date on which the new minimum revenue or throughput obligation shall take effect. Unless objected to by the Partnership Entities within 60 days of receipt by the Partnership Group of such proposal, such new minimum revenue or throughput obligation shall become effective as of the date proposed by Sunoco R&M. To the extent that the Partnership Entities do not agree with Sunoco R&M's proposal, any changes in Sunoco R&M's obligations under this Agreement, or the date on which such changes will take effect, will be determined by binding arbitration in accordance with Section 9(f) of this Agreement.

     (b) MTBE Prohibition. Sunoco R&M shall deliver to the Partnership Group
         ----------------
written notice of any planned prohibition by a Governmental Authority on the use by Sunoco R&M of

MTBE in the gasoline it produces no later than 90 days prior to the effective date of such prohibition. Sunoco R&M will use its commercially reasonable efforts to mitigate any reduction in revenues or throughput obligations under this Agreement that would result from such a prohibition. If Sunoco R&M is prohibited by a Governmental Authority from using MTBE in the gasoline it produces and Sunoco R&M reasonably believes in good faith that such prohibition will jeopardize its ability to satisfy its minimum revenue or throughput obligations under this Agreement, then within 30 days of the delivery of the written notice of the MTBE prohibition, Sunoco R&M shall (i) propose a new minimum revenue or throughput obligation, as the case may be, such that the ratio of the new minimum revenue or throughput obligations under this Agreement over the anticipated production level following the MTBE prohibition will be approximately equal to the ratio of the original minimum revenue or throughput obligations under this Agreement over the original production level and (ii) propose the date on which the new minimum revenue or throughput obligation shall take effect. Unless objected to by the Partnership Entities within 60 days of receipt by the Partnership Group of such proposal, such new minimum revenue or throughput obligation shall become effective as of the date proposed by Sunoco R&M. To the extent that the Partnership Entities do not agree with Sunoco R&M's proposal, any changes in Sunoco R&M's obligations under this Agreement, or the date on which such changes will take effect, will be determined by binding arbitration in accordance with Section 9(f) of this Agreement.

     (c) Force Majeure. In the event that any party is rendered unable, wholly
         -------------
or in part, by a Force Majeure event from performing its obligations under this Agreement for a period of more than 30 days, the parties agree that upon the delivery of notice and full particulars of the Force Majeure event in writing within a reasonable time after the occurrence of the Force Majeure event relied on, the obligations of the parties, so far as they are affected by the Force Majeure event, shall be suspended during the continuance of any inability so caused. Any suspension of the obligations of the parties as a result of this
Section 3(c) shall not extend the term of this Agreement. Sunoco R&M will be required to pay any amounts accrued and due under this Agreement at the time of the Force Majeure event. The cause of the Force Majeure event shall so far as possible be remedied with all reasonable dispatch, except that no party shall be compelled to resolve any strikes, lockouts or other industrial disputes other than as it shall determine to be in its best interests.

     Section 4. Agreement to Remain Shipper
                ---------------------------

     Subject to the availability of adequate supplies of Crude Oil at commercially reasonable prices, Sunoco R&M agrees that it will, and will cause its Controlled Affiliates to, continue their historical commercial practice of purchasing Crude Oil for their own account at Crude Oil receipt points consistent with their past practices and to continue acting in the capacity of the shipper of Crude Oil on the Crude Oil Pipelines. Subject to the availability of adequate supplies of Refined Products at commercially reasonable prices, Sunoco R&M agrees that it will, and will cause its Controlled Affiliates to, continue their historical commercial practice of acting in the capacity of the shipper of Refined Products for their own account to delivery points consistent with their past practices and to continue acting in the capacity of the shipper of Refined Products on the Refined Product Pipelines.

     Section 5. Agreement not to Challenge Tariffs or Terminal Charges
                ------------------------------------------------------

     Sunoco R&M agrees (a) not to challenge, nor to cause its Controlled Affiliates to challenge, nor to encourage or recommend to any other Person that it challenge, or voluntarily assist in any way any other Person in challenging, in any forum, interstate or intrastate tariffs (including joint tariffs) of the Partnership Group that the Partnership Group has filed or may file containing rates, rules or regulations that are in effect at any time on or before February 28, 2009 and regulate the transportation of Crude Oil or Refined Products, (b) not to protest or file a complaint, nor cause its Controlled Affiliates to protest or file a complaint, nor encourage or recommend to any other Person that it protest or file a complaint, or voluntarily assist in any way any other Person in protesting or filing a complaint, with respect to regulatory filings that the Partnership Group has made or may make at any time on or before February 28, 2009 to change interstate or intrastate tariffs (including joint tariffs) for transportation of Crude Oil or Refined Products and (c) not to seek, nor cause its Controlled Affiliates to seek, nor encourage or recommend to any other Person that it seek, or voluntarily assist in any way any other Person in seeking, regulatory review of, or regulatory jurisdiction over, the contractual rates charged at any time on or before February 28, 2009 by the Partnership Group for terminalling services or to challenge, in any forum, such rates or changes to such rates.

     Section 6. Effectiveness and Term
                ----------------------

         This Agreement shall be effective as of February 8, 2002 and shall terminate at 12:01 a.m. Philadelphia, Pennsylvania, time on March 31, 2009, unless extended by written mutual agreement of the parties hereto; provided, however, that Section 5 shall survive the termination of this Agreement.

     Section 7. Notices
                -------

     All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by telecopier or telegram to such party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient's normal business hours or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. All notices to be sent to a party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such party may stipulate to the other parties in the manner provided in this Section 7:

               if to Sunoco R&M:

               Sunoco, Inc. (R&M)
               1801 Market Street
               Philadelphia, Pennsylvania 19103
               Attn:  Senior Vice President - Refining
               Telecopy:  (215) 977-3902
               with a copy to:

               Mike Kuritzkes
               Vice President and General Counsel
               Sunoco, Inc.
               Ten Penn Center
               1801 Market Street
               Philadelphia, Pennsylvania 19103
               Telecopy:  (215) 977-3559


               if to the Partnership Entities:

               Sunoco Logistics Partners L.P.
               c/o Sunoco Partners LLC
               1801 Market Street
               Philadelphia, Pennsylvania 19103
               Attn:  President and Chief Executive Officer
               Telecopy:  (215) 977-3902

               with a copy to:

               Jeffrey W. Wagner
               General Counsel and Secretary
               Sunoco Partners LLC
               1801 Market Street
               Philadelphia, Pennsylvania 19103
               Telecopy:  (215) 977-6878

     Section 8. Deficiency Payments
                -------------------

     (a) As soon as practicable following the end of each Contract Year under this Agreement, the Partnership Group shall deliver to Sunoco R&M a written notice (the "Deficiency Notice") detailing any failure of Sunoco R&M to meet any of its obligations under this Agreement. The Deficiency Notice shall (i) specify in reasonable detail the nature of any deficiency (including identifying which provision of Section 2 has not been satisfied) and (ii) specify the approximate dollar amount that the Partnership Group believes would have been paid by Sunoco R&M and its Controlled Affiliates to the Partnership Group if Sunoco R&M had complied with the applicable provision(s) of Section 2 (the "Deficiency Payment"). Sunoco R&M shall pay the Deficiency Payment to the Partnership Group within 10 days of its receipt of the Deficiency Notice.

     (b) If Sunoco R&M disagrees with the Deficiency Notice, then following the payment of the Deficiency Payment to the Partnership Group, the chief financial officers of Sunoco R&M and the General Partner (on behalf of the Partnership Group) shall meet or communicate by telephone at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary and shall negotiate in good faith to attempt to resolve any differences that they may have with respect to matters specified in the Deficiency Notice. During the 30-day period following the payment of the Deficiency Payment, Sunoco R&M shall have access to the working papers of the Partnership Group relating to the Deficiency Notice. If such differences are not resolved within 30 days following the payment of the Deficiency Payment, Sunoco R&M and the Partnership Group shall, within 45 days following the payment of the Deficiency Payment, submit any and all matters which remain in dispute and which were properly included in the Deficiency Notice to arbitration in accordance with Section 9(f).

     (c) If it is finally determined pursuant to this Section 8 that Sunoco R&M is not required to make any or all of the Deficiency Payment (the "Refund"), the Partnership Group shall promptly pay to Sunoco R&M the Refund in immediately available funds.

     (d) Deficiency Payments will be credited against any payments owed by Sunoco R&M in the following Contract Year of this Agreement (but only in the following Contract Year of this Agreement) in excess of the minimum commitments established by this Agreement; provided, however, that (i) a Deficiency Payment may only be credited against a payment owed by Sunoco R&M in excess of the minimum commitments under the same provision of this Agreement and (ii) Sunoco R&M will not receive credit for any Deficiency Payment until it has met the annual minimum requirements under the applicable provision in the succeeding Contract Year. For example, a Deficiency Payment made with respect to the Marcus Hook Tank Farm may only be credited against payments owed with respect to the Marcus Hook Tank Farm in excess of the minimum commitments under Section 2(a)(ii) in the following Contract Year if Sunoco R&M and its Controlled Affiliates have delivered the annual minimum volume commitment at the Marcus Hook Tank Farm in that Contract Year.

     Section 9. Miscellaneous
                -------------

     (a) Sunoco R&M Intention as to Refineries. Sunoco R&M represents to the
         -------------------------------------
Partnership Entities that, as of the date of this Agreement, it is not considering a shut down of any of the Refineries or any changes to any of the Refineries that would have a material adverse effect on the operation of any of the Refineries.

     (b) Amendments and Waivers. No amendment or modification of this Agreement
         ----------------------
shall be valid unless it is in writing and signed by the parties hereto and, in the case of any amendment or modification adverse to the Partnership Group, approved by the Conflicts Committee of the General Partner. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party against whom the waiver is sought to be enforced, and, in the case of any waiver by the Partnership Entities, approved by the Conflicts Committee of the General Partner. No failure or delay in exercising any right hereunder, and no course of conduct, shall operate as a waiver of any provision of this Agreement. No single or partial exercise of a right hereunder shall preclude further or complete exercise of that right or any other right hereunder.

     (c) Successors and Assigns. This Agreement shall inure to the benefit of,
         ----------------------
and shall be binding upon, Sunoco R&M, the Partnership Entities and their respective successors and permitted assigns. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned without the prior written consent of Sunoco R&M (in the case of any assignment by the

Partnership Entities) or the Conflicts Committee of the General Partner (in the case of any assignment by Sunoco R&M); provided, however, that (i) the Partnership Entities may make such an assignment to an Affiliate of the Partnership Entities and (ii) Sunoco R&M may make such an assignment to any Person to which Sunoco R&M has sold any of its assets that relies on the services provided by the Partnership Group under this Agreement if such Person
(A) is reasonably capable of performing Sunoco R&M's obligations under this Agreement assigned to such Person, which determination shall be made by Sunoco R&M in its reasonable judgment, (B) has an Investment Grade Rating and (C) has agreed in writing with the Partnership Group to assume the obligations of Sunoco R&M assigned to such Person. Any attempt to make an assignment otherwise than as permitted by the foregoing shall be null and void. The parties hereto agree to require their respective successors, if any, to expressly assume, in a form of agreement acceptable to the other parties, their obligations under this Agreement.

     (d) Severability. If any provision of this Agreement shall be held invalid
         ------------
or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

     (e) Choice of Law. This Agreement shall be subject to and governed by the
         -------------
laws of the Commonwealth of Pennsylvania, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each Party hereby submits to the jurisdiction of the state and federal courts in the Commonwealth of Pennsylvania and to venue in Philadelphia, Pennsylvania.

     (f) Arbitration Provision. Any and all Arbitrable Disputes must be resolved
         ---------------------
through the use of binding arbitration using three arbitrators, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Section will control the rights and obligations of the parties. Arbitration must be initiated within the time limits set forth in this Agreement, or if no such limits apply, then within a reasonable time or the time period allowed by the applicable statute of limitations. Arbitration may be initiated by a party ("Claimant") serving written notice on the other party ("Respondent") that the Claimant elects to refer the Arbitrable Dispute to binding arbitration. Claimant's notice initiating binding arbitration must identify the arbitrator Claimant has appointed. The Respondent shall respond to Claimant within 30 days after receipt of Claimant's notice, identifying the arbitrator Respondent has appointed. If the Respondent fails for any reason to name an arbitrator within the 30-day period, Claimant shall petition to the American Arbitration Association for appointment of an arbitrator for Respondent's account. The two arbitrators so chosen shall select a third arbitrator within 30 days after the second arbitrator has been appointed. The Claimant will pay the compensation and expenses of the arbitrator named by or for it, and the Respondent will pay the compensation and expenses of the arbitrator named by or for it. The costs of petitioning for the appointment of an arbitrator, if any, shall be paid by Respondent. The Claimant and Respondent will each pay one-half of the compensation and expenses of the third arbitrator. All arbitrators must (a) be neutral parties who have never been officers, directors or employees of Sunoco R&M, the Partnership Entities or any of their affiliates and (b) have not less than seven years experience in the energy industry. The hearing will be conducted in Philadelphia, Pennsylvania and commence within 30 days after the selection of the third arbitrator. Sunoco R&M, the Partnership Entities and the arbitrators shall proceed diligently and in good faith in order that the award may be made as promptly as possible. Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the parties hereto. The arbitrators shall have no right to grant or award indirect, consequential, punitive or exemplary damages of any kind.

     (g) Rights of Limited Partners. The provisions of this Agreement are
         --------------------------
enforceable solely by the parties to this Agreement, and no Limited Partner of the Partnership shall have the right, separate and apart from the Partnership, to enforce any provision of this Agreement or to compel any party to this Agreement to comply with the terms of this Agreement.

     (h) Further Assurances. In connection with this Agreement and all
         ------------------
transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

     IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the date first written above.

                                      SUNOCO, INC. (R&M)


                                      By:  /s/ Thomas W. Hofmann
                                           -------------------------------------
                                      Name:    Thomas W. Hofmann
                                            ------------------------------------
                                      Title:   Senior Vice President & CFO
                                             -----------------------------------

                                      SUNOCO LOGISTICS PARTNERS L.P.


                                      By:  SUNOCO PARTNERS LLC,
                                           its general partner


                                           By: /s/ David A. Justin
                                              ----------------------------------
                                           Name:   David A. Justin
                                                --------------------------------
                                           Title:  Vice President
                                                 -------------------------------

                                      SUNOCO LOGISTICS PARTNERS
                                      OPERATIONS L.P.


                                      By:  SUNOCO LOGISTICS PARTNERS GP LLC,
                                           its general partner


                                      By: /s/ David A. Justin
                                         ---------------------------------------
                                      Name:   David A. Justin
                                           -------------------------------------
                                      Title:  Vice President
                                            ------------------------------------

                                      SUNOCO PARTNERS LLC


                                      By:   /s/ David A. Justin
                                           -------------------------------------
                                      Name:  David A. Justin
                                            ------------------------------------
                                      Title: Vice President
                                            ------------------------------------

  Signature Page 1 of 2 to the Pipelines and Terminals Storage and Throughput
                                   Agreement

                                      SUNOCO PARTNERS MARKETING &
                                      TERMINALS L.P.


                                      By:  SUNOCO LOGISTICS PARTNERS
                                           OPERATIONS GP LLC,
                                           its general partner


                                           By:  /s/ David A. Justin
                                               ---------------------------------
                                           Name:  David A. Justin
                                                --------------------------------
                                           Title: Vice President
                                                 -------------------------------

                                      SUNOCO PIPELINE L.P.


                                      By:  SUNOCO LOGISTICS PARTNERS
                                           OPERATIONS GP LLC,
                                           its general partner


                                           By:   /s/ David A. Justin
                                                --------------------------------
                                           Name:  David A. Justin
                                                 -------------------------------
                                           Title: Vice President
                                                 -------------------------------

                                      SUNOCO LOGISTICS PARTNERS GP LLC


                                      By:   /s/ David A. Justin
                                           -------------------------------------
                                      Name:  David A. Justin
                                            ------------------------------------
                                      Title: Vice President
                                            ------------------------------------

                                      SUNOCO LOGISTICS PARTNERS
                                      OPERATIONS GP LLC


                                      By:   /s/ David A. Justin
                                           -------------------------------------
                                      Name:  David A. Justin
                                            ------------------------------------
                                      Title: Vice President
                                            ------------------------------------

   Signature Page 2 of 2 to the Pipelines and Terminals Storage and Throughput
                                   Agreement

                                                                       EXHIBIT A

                               CRUDE OIL PIPELINES

                                                        Miles      Diameter
                  Origin and Destination             of Pipeline   in inches
----------------------------------------------------------------------------
Marysville, MI to Toledo, OH....................         123          16
Nederland, TX to Longview, TX...................         199        10, 12
Cushing, OK to Tulsa, OK........................          45        10, 12
Barnsdall, OK to Tulsa, OK......................          34          8
Bad Creek, OK to Tulsa, OK......................          53         8, 10

                                                                       EXHIBIT B

                          FORT MIFFLIN TERMINAL COMPLEX

1. Four 80,000 barrel tanks at the Fort Mifflin Terminal.

2. Twenty-one tanks at the Darby Creek Tank Farm with a total capacity of 2,380,000 barrels.

3. Two ship docks at the Fort Mifflin Terminal and two ship docks at Hog Island Wharf.

4. The following pipelines:

     (a) One 30-inch pipeline and one 16-inch pipeline that delivers Crude Oil from the Fort Mifflin Terminal to the Philadelphia Refinery.

     (b) Two 24-inch pipelines that deliver Crude Oil from Hog Island Wharf to Darby Creek Tank Farm.

     (c) One 16-inch pipeline that delivers Crude Oil from the Darby Creek Tank Farm to the Philadelphia Refinery.

     (d) One 30-inch bi-directional pipeline that delivers Crude Oil between the Hog Island Wharf and the Fort Mifflin Terminal.

     (e) One 30-inch and one 16-inch pipeline that deliver Refined Products from the Fort Mifflin Terminal to the Philadelphia Refinery.

     (f) One dual diameter, 24- and 26-inch pipeline that delivers Refined Products from the Hog Island Wharf to the Philadelphia Refinery.

                                                                       EXHIBIT C

                                INKSTER TERMINAL

1. Eight salt caverns with a total capacity of 975,734 barrels as listed below:

     a.   100,443 barrels of LPG mix
     b.   157,136 barrels of Butane
     c.   120,000 barrels of Propane
     d.   135,423 barrels of Propane
     e.   123,138 barrels of Butane
     f.   162,638 barrels of Butane
     g.   117,100 barrels of BB
     h.   59,856 barrels of Iso-butane

2.   A propane truck rack.

3. Pipeline connections for movements to or from Toledo, Sarnia, Marysville and Buckeye Pipeline at Joan Junction.

                                                                       EXHIBIT D

                              MARCUS HOOK TANK FARM

1.   Seventeen tanks with a total capacity of 2,057,722 barrels.

2.   The following pipeline connections:

     a.   Twin Oaks Refined Product terminal.

     b.   Twin Oaks to Newark 14" pipeline.

     c.   Twin Oaks to Montello 8" pipeline.

     d.   Twin Oaks to Buckeye's Laurel pipeline.

                                                                       EXHIBIT E

                            REFINED PRODUCT PIPELINES

                                                Miles of
Origin and Destination                          Pipeline   Diameter    Capacity
--------------------------------------------    --------   --------   ----------
                                                           (inches)        (bpd)
Philadelphia, PA to Montello, PA............      210       12, 8       164,400
Montello, PA to Buffalo, NY.................      300       14, 8        62,400
Montello, PA to Kingston, PA................       84           6         8,800
Montello, PA to Syracuse, NY................      230        8, 6        14,100
Montello, PA to Pittsburgh, PA..............      221           8        35,000
Toledo, OH to Blawnox, PA...................      260       10, 8        32,900
Toldeo, OH to Sarnia, Canada................      241        8, 6        66,600
Twin Oaks, PA to Newark, NJ.................      118          14       140,000
Philadelphia, PA to Linden, NJ/(1)/.........       88      16, 12        60,000

----------

/(1)/The Partnership Group owns a one-third undivided interest in 80 miles of this pipeline. The capacity represents the proportionate share of capacity attributable to the Partnership Group's ownership interest.

                                                                       EXHIBIT F

                           REFINED PRODUCTS TERMINALS

                                                                      Storage
                                                                     Capacity     Number of
Location                                                             (barrels)      Tanks
-----------------------------------------------------------------    ---------    ---------
Akron, OH.........................................................      98,200         8
Altoona, PA.......................................................     103,400         9
Belmont, PA/(1)/..................................................           0         0
Binghamton, NY....................................................      60,000         4
Blawnox, PA.......................................................      72,100         4
Buffalo, NY.......................................................     358,500         8
Cleveland, OH.....................................................     255,000        10
Columbus, OH......................................................      78,900         6
Dayton, OH........................................................     248,700        15
Delmont, PA.......................................................     233,900         8
Exton, PA.........................................................     132,200         7
Fullerton, PA.....................................................     161,700         7
Huntington, IN....................................................     207,000         8
Inwood, NY/(2)/...................................................      54,200        18
Kingston, PA......................................................     148,800         7
Malvern, PA.......................................................      62,900         5
Mechanicsburg, PA.................................................     166,200         9
Montello, PA......................................................      67,900         7
Newark, NJ........................................................     581,100        16
Northumberland, PA................................................     170,300         6
Owosso, MI........................................................     233,300         8
Paulsboro, NJ.....................................................      81,000         6
Piscataway, NJ....................................................      95,000         4
Pittsburgh, PA....................................................     205,500         5
River Rouge, MI...................................................     178,400        10
Rochester, NY.....................................................     173,000         7
Tamaqua, PA.......................................................     113,600         8
Toledo, OH........................................................     102,400        10
Twin Oaks, PA.....................................................      90,000         4
Vanport, PA.......................................................     179,300         8
Willow Grove, PA..................................................      85,000         7
Youngstown, OH....................................................      22,700         5
                                                                     ---------       ---
         Total....................................................   4,820,200       244
                                                                     =========       ===

----------

/(1)/ This terminal receives product from Sunoco's R&M Philadelphia refinery and does not have any tankage.

/(2)/ The Partnership Group owns a 45% undivided interest in this terminal. The capacity represents the proportionate share of capacity attributable to the Partnership Group's ownership interest.

                                                                       EXHIBIT G

                             THROUGHPUT FEE SCHEDULE

1.   The posted tariff for all pipeline movements.

2. $0.35656 per shell barrel per month for all of the available storage at the Vanport terminal (179,300 barrels) and $0.05094 per barrel for throughput at the Vanport terminal.

3. $0.00611 per delivered net gallon for gasoline plus $0.00051 per delivered net gallon for additive injection equipment and services, provided that Sunoco R&M supplies the additive.

4. $0.00611 per delivered net gallon for diesel fuel and heating oil including red dye and anti-static additive and additive injection equipment. $0.00051 per delivered net gallon for cetane improver additive injection equipment, provided that Sunoco R&M supplies the additive.

5. $0.00611 per delivered net gallon for jet fuel plus $0.00051 per delivered net gallon for filtering.

6. $0.00662 per delivered net gallon for xylene, toluene and mineral spirits at the Toledo terminal.

7.   $0.00662 per delivered net gallon for transmix, ethanol and kerosene.

8. Throughput fees at the Inwood terminal will be $0.00204 per delivered net gallon higher.

9.   All fees and requirements listed on this Exhibit G relate to the
                                              ---------
     Partnership Group's assets and capabilities as of the date of this Agreement. Any fees or requirements with respect to new or modified assets will be determined at the time of acquisition or modification of that asset.

10.  Each of the fees listed on this Exhibit G (except for the posted tariffs
                                     ---------
     for pipeline movements) will escalate at the rate of 1.875% (rounded to the nearest one-thousandth of one cent) on January 1 of each year commencing January 1, 2003.

                                                                       EXHIBIT H

                            FEE CALCULATION EXAMPLES

Deliveries through the Marcus Hook Tank Farm (130,000 bpd minimum requirement)
------------------------------------------------------------------------------

Example A

(For purposes of this example, we have assumed that each month consists of 30 days)

1. In the first month of a Contract Year, Sunoco R&M and its Controlled Affiliates deliver an average of 120,000 bpd to the Marcus Hook Tank Farm. The rate charged will be $0.1627 per barrel, and the shortfall of 10,000 bpd will be carried over to the next month.

2. In the second month of the Contract Year, Sunoco R&M and its Controlled Affiliates deliver an average of 135,000 bpd to the Marcus Hook Tank Farm. The rate charged will be $0.1627 per barrel, and the shortfall of 5,000 bpd from the first month will be carried over to the next month.

3. In the third month of the Contract Year, Sunoco R&M and its Controlled Affiliates deliver an average of 140,000 bpd to the Marcus Hook Tank Farm. The rate charged will $0.1627 per barrel for the first 135,000 bpd and $0.0813 per barrel for the remaining 5,000 bpd. The shortfall from the first month has been eliminated.

4. In the fourth month of the Contract Year, Sunoco R&M and its Controlled Affiliates deliver an average of 150,000 bpd to the Marcus Hook Tank Farm. The rate charged will be $0.1627 per barrel for the first 130,000 bpd and $0.0813 per barrel for the remaining 20,000 bpd.

Note: The same example is applicable to deliveries through the Fort Mifflin Terminal Complex (with a 180,000 bpd requirement).

Example B

(The Contract Year extends from March 1 to the last day of February)

1. Sunoco R&M and its Controlled Affiliates deliver an average of 130,000 bpd to the Marcus Hook Tank Farm for each of the first nine months (March - November) of the Contract Year. The rate charged will be $0.1627 per barrel for each month.

2. Sunoco R&M and its Controlled Affiliates deliver an average of 160,000 bpd to the Marcus Hook Tank Farm in the tenth month (December) of the Contract Year. The rate charged will be $0.1627 per barrel for the first 130,000 bpd and $0.0813 per barrel for the remaining 30,000 bpd.

3. Sunoco R&M and its Controlled Affiliates deliver an average of 100,000 bpd to the Marcus Hook Farm Tank for each of the remaining two months (January - February) of the Contract Year. In each month, the rate charged will be $0.1654 per barrel1.

4. For the Contract Year, Sunoco R&M and its Controlled Affiliates delivered an average of 30,000 bpd above the minimum requirement in December (31 days), and delivered an average of 30,000 bpd below the minimum requirement in January (31 days) and February (28 days). Thus, there were a net total of 28 days on which Sunoco R&M delivered below the minimum requirement and for which Sunoco R&M and its Controlled Affiliates must pay a fee of $0.1654 per barrel because the shortfall occurred in the new calendar year at the escalated rate. In addition, Sunoco R&M and its Controlled Affiliates must pay the Partnership Group an additional $0.0814 per barrel2 for the 30,000 bpd that were charged the lower fee in December. Sunoco R&M and its Controlled Affiliates will pay a Deficiency Payment equal to:

 28 days times (30,000 x $0.1654) + 31 days times (30,000 x $0.0814) = $214,638

--------
/1/  The rate increases by 1.67% in January of each Contract Year.
/2/ This represents the difference between $0.1627 (the rate in effect for the first 130,000 bpd in December) and $0.0813 (the rate paid on the 30,000 bpd over the minimum requirement in December).

                                      H-2